Exhibit 3.3

SECOND AMENDMENT TO

AMENDED AND RESTATED BYLAWS

OF SEASPAN CORPORATION

Effective April 10, 2017, the Amended and Restated Bylaws of Seaspan Corporation are amended as follows:

1.Section 2.4 is deleted in its entirety and replaced with the following:

Section 2.4 Special Meetings. Unless otherwise required by law or the Corporation’s Articles of Incorporation (the “Articles of Incorporation”), special meetings of the shareholders, for any purpose or purposes may be called only by (a) the Chairman of the Board or, if applicable, the longest-serving Co-Chairman of the Board, (b) written notice to the Board of Directors by any two members of the Executive Committee or (c) a resolution of the Board of Directors. The business transacted at the special meeting is limited to the purposes stated in the notice. The Chairman or, if applicable, the longest-serving Co-Chairman in attendance, or in the absence of the Chairman or, if applicable, any Co-Chairman, another person designated by the Board, shall act as the Chairman of all special meetings of the shareholders. If the Chairman of the special meeting determines that business was not properly brought before the special meeting in accordance with this Article II, the Chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

2.Section 3.11 is deleted in its entirety and replaced with the following:

Section 3.11 Special Meetings. Special meetings of the Board of Directors may be called only by the Chairman of the Board or, if applicable, either Co-Chairmen of the Board, by any two members of the Executive Committee, or by directors representing a majority of the Board of Directors. Special meetings of the board of directors shall be held at the time and place, in or outside the Republic of the Marshall Islands, specified in the notices thereof.

3.Section 4.2 is deleted in its entirety and replaced with the following:

Section 4.2 Standing Committees. The Board of Directors shall have the following standing committees: (a) an Audit Committee, (b) a Compensation Committee, (c) Governance and Conflicts Committee and (d) an Executive Committee (together, the “Standing Committees”), and such other committees as may be required from time to time by the stock exchange listing requirements (the “Requirements”). The Audit Committee, the Compensation Committee and the Governance and Conflicts Committee (and such other Standing Committee as may be mandated by the Requirements) shall be composed entirely of “independent directors” within the meaning of the Requirements applicable to such committee. Except as may be required by the Requirements, each Standing Committee shall consist of three (3) (or such greater number as the Board of Directors may designate) directors (provided, however, that the Executive Committee may consist of only two (2) directors for up to 30 days following its creation by the Board), and the composition of each such Standing Committee shall be in compliance with the applicable Requirements, if any. Each Standing Committee shall have a written charter, which shall be approved by the Board of Directors and state the purpose and authority of such committee. Standing Committee charters shall be reviewed annually to reflect the activities of the respective committees, changes in applicable Requirements and other relevant considerations, and proposed revisions to such charters shall be approved by the Board of Directors; provided, however, that any amendments to the charters of the Governance and Conflicts Committee or the Executive Committee shall require the affirmative vote of at least 75% of the total directors then constituting the Board of Directors at any meeting of the Board at which a quorum is present.

4. Section 11.2 is deleted in its entirety and replaced with the following:

Section 11.2 By the Directors. These Bylaws may, subject to provisions of applicable law, be adopted, amended and repealed without a vote of the shareholders by the affirmative vote of a majority of the Board of Directors at any meeting of the Board at which a quorum is present, except that the provisions of (i) Section 11.1 may be amended only by the affirmative vote of holders of not less than 66-2/3% of the outstanding Class A Common Shares and Class B Common Shares entitled to vote, voting as a single class at any annual or special meeting of the shareholders at which a quorum is present or represented and (ii) Section 2.4, Section 3.11, Section 4.2, and this Section 11.2(ii) may be amended only by affirmative vote of at least 75% of the total directors then constituting the Board of Directors at any meeting of the Board at which a quorum is present.